FOR IMMEDIATE RELEASE

THE STANLEY WORKS ADDS ROBERT B. COUTTS TO BOARD OF DIRECTORS

New Britain, Connecticut, July 23, 2007 ... The Board of Directors of The Stanley Works (NYSE: SWK) announced the election of a new member, Robert B. Coutts, age 57, Executive Vice President, Electronic Systems of the Lockheed Martin Corporation (NYSE: LMT). Mr. Coutts was with the Martin Marietta Company that merged with Lockheed to become Lockheed Martin in 1995, was elected an officer in 1996 and has served in his current position as head of the $11 billion electronic systems business since 1999.

Prior to his tenure with Lockheed Martin, Mr. Coutts held senior management positions over a 20-year period with the General Electric Company and Martin Marietta. His responsibilities included, at various times, general management, material acquisition, subcontractor management and manufacturing.

John F. Lundgren, Chairman and Chief Executive Officer of The Stanley Works, stated: “We enthusiastically welcome Bob Coutts to our Board. He is an astute businessman with a proven track record leading technology-based global businesses. Stanley will benefit from his knowledge, business acumen and expertise and we look forward to his contributions to our growth strategy in the coming years.”

Mr. Coutts graduated from Tufts University with a Bachelor‘s degree in mechanical engineering. He is a member of the Board of Directors of Hovnanian Enterprises, Inc., Chairman of Sandia National Corporation, a wholly-owned subsidiary of Lockheed Martin Corporation, and is currently Chief Executive Officer and Deputy Chairman of the Association of the U.S. Army Council of Trustees.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and security solutions for professional, industrial and consumer use.

Contact: Gerry Gould

VP, Investor Relations

(860) 827-3833

ggould@stanleyworks.com

The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.